Exhibit 23


INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statement No. 33-49577 and Post-Effective Amendment No. 1 to Registration No. 33-52759 of AEP Texas Central Company (formerly Central Power and Light Company) on Form S-3 of our reports dated March 5, 2004 (which reports express unqualified opinions and include explanatory paragraphs concerning the adoption of new accounting pronouncements in 2003), appearing in and incorporated by reference in this Annual Report on Form 10-K of AEP Texas Central Company for the year ended December 31, 2003.


/s/ Deloitte & Touche LLP

Columbus, Ohio
March 10, 2004